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Exhibit 23.21

CONSENT OF DNV KEMA RENEWABLES, INC. ("DNV GL")

        We hereby consent to the inclusion in the Registration Statement on Form S-1 of Sol-Wind Renewable Power, LP, and any amendments thereto (the "Registration Statement"), of references to or summaries of the following excerpt from our report entitled "PV Portfolio Operations and Maintenance Budget":

          "Sol-Wind retained DNV GL to review its Operations and Maintenance (O&M) Budget, with a specific emphasis on a current portfolio of 129 projects having a combined nameplate dc capacity of 82.7 MWP. This work included a review of the inputs, assumptions and completeness of the cost forecast to maintain the portfolio. ... DNV GL has validated Sol-Wind's method of estimating O&M costs. We find the assumptions and inputs being used to be reasonable and the output calculations to be acceptable. The model indicates an average annual (for 2015) all-in O&M cost of $21.7/kW, which is within the range of industry expectations."

        We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading "Experts."

January 15, 2015

DNV GL
By:	/s/ ELIZABETH MAYO
Name:	Elizabeth Mayo
Its:	Manager, Solar Technology

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  Exhibit 23.21
CONSENT OF DNV KEMA RENEWABLES, INC. ("DNV GL ")